 Exhibit 99.8

Consent to be Named as a Director of Wejo Group Limited

I consent to being named as a director or executive officer or a director nominee of the Company, if applicable, in the Registration Statement and any other document required in connection with the Company’s proposed Business Combination.

By:	/s/ Alan Masarek
	Name:	Alan Masarek
	Title:	Director
	Date:	September 29, 2021